Exhibit 99.1

News Release

JDS UNIPHASE CORPORATION ANNOUNCES RESALE REGISTRATION STATEMENT COVERING ITS ZERO COUPON SENIOR CONVERTIBLE NOTES DUE 2010 DECLARED EFFECTIVE

SAN JOSE, California, December 15, 2003, JDS Uniphase Corporation (Nasdaq: JDSU; TSX: JDU) today announced that the Securities and Exchange Commission has declared effective on December 12th, 2003, its resale registration statement on Form S-3, which was originally filed with the SEC on November 14, 2003, covering $475 million in aggregate principal amount of Zero Coupon Senior Convertible Notes due 2010 and the shares of common stock into which the Notes are convertible. The Convertible Notes were originally placed in a private placement on October 31, 2003.

The registration statement was filed on behalf of the selling securityholders and JDS Uniphase Corporation will not receive any proceeds from the resale of the Notes or the underlying common stock.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

JDS Uniphase Corporation, a worldwide leader in optical technology, designs and manufactures products for fiberoptic communications, as well as for markets where its core optics technologies provide innovative solutions for industrial, commercial and consumer applications. The Company's fiberoptic components and modules are deployed by system manufacturers for the data communications, telecommunications and cable television industries. The Company also offers products for display, security, medical/environmental instrumentation, decorative, aerospace and defense applications. More information on the Company is available at www.jdsu.com.

Contact Information:

Investors: Ronald C. Foster, Chief Financial Officer, 408-546-5000
Press: Gerald Gottheil, Director of Corporate Communications, 408-546-4400

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